News Release

Contact: Ashis Bhattacharya - Investor Relations - 952-828-8414 - abhattacharya@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES TO HOST INVESTOR DAY IN NEW YORK CITY

FOREST CITY, IOWA, October 26, 2017 - Winnebago Industries, Inc. (NYSE: WGO), a leading United States recreation vehicle manufacturer, will host an Investor Day on Thursday, November 2, 2017 at the Current at Chelsea Piers in New York City. Winnebago Industries President and Chief Executive Officer, Michael Happe, and other members of the Winnebago Industries leadership team will provide business updates and an overview of the Company’s long-term strategy.

Presentations are scheduled to begin at 8 a.m. EDT and will conclude at 2 p.m. EDT. Attendees will also have the opportunity to participate in question and answer sessions and conduct product walk-throughs of the latest Winnebago Industries products.

Analysts and Institutional investors interested in attending are encouraged to register for the event by contacting Winnebago Industries Investor Relations at ir@wgo.net or 641-585-6962. Meeting presentations will be webcast live on the Company’s Investor Relations website (http://investor.wgo.net). A replay of the audio webcast will be available at the same location for approximately one year.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of recreation vehicles under the Winnebago and Grand Design brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, and fifth wheel products. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon, and Minnesota. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago's investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

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